                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                       FOR THE PERIODS ENDED MAY 31,
                                            ----------------------------------------------------
                                              1999       1998       1997       1996       1995
                                              ----       ----       ----       ----       ----
Net margins before extraordinary loss.....  $ 76,439   $ 62,216   $ 54,736   $ 50,621   $ 45,212
Add: Fixed charges........................   664,109    540,535    475,729    426,079    361,338
                                            --------   --------   --------   --------   --------
Margins available for fixed charges.......  $740,548   $602,751   $530,465   $476,700   $406,550
                                            ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt (including
     amortization of discount and issuance
     costs)...............................  $664,109   $540,535   $475,729   $426,079   $361,338
                                            --------   --------   --------   --------   --------
          Total fixed charges.............  $664,109   $540,535   $475,729   $426,079   $361,338
                                            ========   ========   ========   ========   ========
Ratio of margins to fixed charges.........      1.12       1.12       1.12       1.12       1.13
                                            ========   ========   ========   ========   ========